EXHIBIT (4)

THIS NOTE IS A GLOBAL NOTE WITHIN THE MEANING OF THE INDENTURE HEREINAFTER REFERRED TO AND IS REGISTERED IN THE NAME OF A DEPOSITORY OR A NOMINEE THEREOF. UNLESS AND UNTIL IT IS EXCHANGED IN WHOLE OR IN PART FOR SECURITIES IN CERTIFICATED FORM, THIS NOTE MAY NOT BE TRANSFERRED EXCEPT AS A WHOLE BY THE DEPOSITORY TRUST COMPANY (THE “DEPOSITORY”) TO A NOMINEE OF THE DEPOSITORY OR BY THE DEPOSITORY OR ANY SUCH NOMINEE TO A SUCCESSOR DEPOSITORY OR A NOMINEE OF SUCH SUCCESSOR DEPOSITORY. UNLESS THIS GLOBAL NOTE IS PRESENTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY TO THE COMPANY OR ITS AGENT FOR REGISTRATION OF TRANSFER, EXCHANGE OR PAYMENT, AND ANY NOTE ISSUED IS REGISTERED IN THE NAME OF CEDE & CO. OR IN SUCH OTHER NAME AS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY (AND ANY PAYMENT IS MADE TO CEDE & CO. OR TO SUCH OTHER ENTITY AS IS REQUESTED BY AN AUTHORIZED REPRESENTATIVE OF THE DEPOSITORY), ANY TRANSFER, PLEDGE OR OTHER USE HEREOF FOR VALUE OR OTHERWISE BY OR TO ANY PERSON IS WRONGFUL INASMUCH AS THE REGISTERED OWNER HEREOF, CEDE & CO., HAS AN INTEREST HEREIN.

REGISTERED No.: R-1	CUSIP No.: 59025F517	PRINCIPAL AMOUNT: 2,564,800 Units, $10 principal amount per Unit ($25,648,000 aggregate principal amount)
MERRILL LYNCH & CO., INC. Medium-Term Notes, Series C Leveraged Index Return Notes® (the “Notes”)

MARKET MEASURE:	MARKET MEASURE PUBLISHERS:	ORIGINAL ISSUE DATE:
A Global Equity Index Basket (the “Basket”) comprised of the S&P 500® Index, the MSCI EAFE Index® and the MSCI Emerging Markets Index® (each, a “Basket Component Index” and together, the “Basket Component Indices”)

Standard and Poor’s, a division of

The McGraw-Hill Companies, Inc., for the S&P 500® Index; and MSCI, Inc. for the MSCI EAFE Index® and the MSCI Emerging Markets Index® (each, a “Market Measure Publisher” and together, the “Market Measure Publishers”)

December 9, 2008

STARTING VALUE:	THRESHOLD VALUE:	CAPPED VALUE:
100.00	85.00	$14.03 per Unit

STATED MATURITY:	DOWNSIDE LEVERAGE FACTOR:	PARTICIPATION RATE:
June 10, 2010	100%	200%

MARKET MEASURE BUSINESS DAY:	CALCULATION PERIOD:	CALCULATION DAY:
A day on which (i) the New York Stock Exchange (“NYSE”) and the Nasdaq Stock Market (or any successor to the foregoing exchanges) are open for trading and (ii) the Market Measure or any Successor Market Measure (as defined below) is calculated and published.	June 1, 2010, June 2, 2010, June 3, 2010, June 4, 2010 and June 7, 2010	Any Market Measure Business Day during the Calculation Period on which a Market Disruption Event (as defined herein) has not occurred

CALCULATION AGENT:	DENOMINATIONS:	SPECIFIED CURRENCY:
Merrill Lynch, Pierce, Fenner & Smith Incorporated	Integral multiples of $10 principal amount (each, a “Unit”)	United States dollar

THE BASKET:

The Calculation Agent shall calculate the level of the Basket on a Calculation Day by summing the products of the closing level of each Basket Component Index on such Calculation Day and the Multiplier specified below applicable to each Basket Component Index.

Basket Component Index	Multiplier
S&P 500® Index	0.05301540
MSCI EAFE Index®	0.02462701
MSCI Emerging Markets Index®	0.05486613

OTHER PROVISIONS:

Not applicable

Merrill Lynch & Co., Inc., a Delaware corporation (hereinafter referred to as the “Company”, which term includes any successor corporation under the Indenture herein referred to), for value received, hereby promises to pay to CEDE & CO., or its registered assigns, the Redemption Amount (as defined below) per Unit on the Stated Maturity.

Payment or delivery of the Redemption Amount and any interest on any overdue amount thereof with respect to this Global Note shall be made at the office or agency of the Company maintained for that purpose in the Borough of Manhattan, The City of New York, in such coin or currency of the United States of America as at the time of payment is legal tender for payment of public and private debts.

All determinations made by the Calculation Agent, absent a determination of manifest error, shall be conclusive for all purposes and binding on the Company and the holders and beneficial owners of this Global Note.

Payment on the Stated Maturity

On the Stated Maturity, a Holder shall receive a cash payment per Unit equal to the Redemption Amount per Unit. The “Redemption Amount” with respect to each Unit shall be determined by the Calculation Agent and shall equal:

(i)    If the Ending Value (as defined below) is greater than the Starting Value:

$10 +	[	$10 ×	(	Ending Value – Starting Value	)	× Participation Rate	]	;
Starting Value

provided, however, the Redemption Amount per Unit shall not exceed the Capped Value; or

(ii)    If the Ending Value is equal to or less than the Starting Value but is equal to or greater than the Threshold Value, the $10 original public offering price per Unit; or

(iii)    If the Ending Value is less than the Threshold Value:

$10 +	[	$10 ×	(	Ending Value – Threshold Value	)	× Downside Leverage Factor	]
Starting Value

The “Ending Value” shall be determined by the Calculation Agent and shall equal the average of the closing levels of the Basket on each of the Calculation Days during the Calculation Period. If there are fewer Calculation Days during the Calculation Period than scheduled, then the Ending Value shall equal the average of the closing levels of the Basket on those Calculation Days. If there is only one Calculation Day during the Calculation Period, then the Ending Value shall equal the closing level of the Basket on that Calculation Day. If no Calculation Days occur during the Calculation Period, then the Ending Value shall equal the closing level of the Basket determined (or, if not determinable, estimated by the Calculation Agent in a manner which it considers commercially reasonable under the circumstances) on the last scheduled Market Measure Business Day in the Calculation Period, regardless of the occurrence of a Market Disruption Event on that scheduled Market Measure Business Day.

Market Disruption Events

“Market Disruption Event” shall mean either of the following events as determined by the Calculation Agent:

(A)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange where component stocks of a Basket Component Index trade as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), in 20% or more of the stocks which then comprise such Basket Component Index or any Successor Basket Component Index; or

(B)	the suspension of or material limitation on trading, in each case, for more than two hours of trading, or during the one-half hour period preceding the close of trading, on the primary exchange that trades options contracts or futures contracts related to a Basket Component Index as determined by the Calculation Agent (without taking into account any extended or after-hours trading session), whether by reason of movements in price otherwise exceeding levels permitted by the relevant exchange or otherwise, in options contracts or futures contracts related to such Basket Component Index, or any Successor Basket Component Index.

For the purpose of determining whether a Market Disruption Event has occurred:

(1)	a limitation on the hours in a trading day and/or number of days of trading shall not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange;

(2)	a decision to permanently discontinue trading in the relevant futures or options contracts related to a Basket Component Index, or any Successor Basket Component Index, shall not constitute a Market Disruption Event;

(3)	a suspension in trading in a futures or options contract on a Basket Component Index, or any Successor Basket Component Index, by a major securities market by reason of (a) a price change violating limits set by that securities market, (b) an imbalance of orders relating to those contracts or (c) a disparity in bid and ask quotes relating to those contracts shall constitute a suspension of or material limitation on trading in futures or options contracts related to such Basket Component Index;

(4)	a suspension of or material limitation on trading on the relevant exchange shall not include any time when that exchange is closed for trading under ordinary circumstances; and

(5)	for the purpose of clauses (A) and (B) above, any limitations on trading during significant market fluctuations under NYSE Rule 80B, or any applicable rule or regulation enacted or promulgated by the NYSE or any other self regulatory organization or the Securities and Exchange Commission of similar scope as determined by the Calculation Agent, shall be considered “material”.

Adjustments to a Basket Component Index

If at any time a Market Measure Publisher makes a material change in the formula for or the method of calculating a Basket Component Index or in any other way materially modifies a Basket Component Index so that such Basket Component Index does not, in the opinion of the Calculation Agent, fairly represent the level of such Basket Component Index had those changes or modifications not been made, then, from and after that time, the Calculation Agent shall, at the close of business in New York, New York, on each date that the closing level of such Basket Component Index is to be calculated, make any adjustments as, in the good faith judgment of the Calculation Agent, may be necessary in order to arrive at a calculation of a level of a stock index comparable to such Basket Component Index as if those changes or modifications had not been made, and calculate the closing level with reference to such Basket Component Index, as so adjusted.

Discontinuance of a Basket Component Index

If a Market Measure Publisher discontinues publication of a Basket Component Index, and the Market Measure Publisher or another entity publishes a successor or substitute market measure that the Calculation Agent determines, in its sole discretion, to be comparable to such Basket Component Index (a “Successor Basket Component Index”), then, upon the Calculation Agent’s notification of that determination to the Trustee (as defined below) and the Company, the Calculation Agent shall substitute such Successor Basket Component Index as calculated by the Market Measure Publisher or any other entity for such Basket Component Index and calculate the Ending Value as described above under “Payment on the Stated Maturity”. Upon any selection by the Calculation Agent of a Successor Basket Component Index, the Company shall cause notice to be given to Holders of this Global Note.

In the event that a Market Measure Publisher discontinues publication of a Basket Component Index and:

•	the Calculation Agent does not select a Successor Basket Component Index; or

•	the Successor Basket Component Index is not published on any of the Calculation Days,

the Calculation Agent shall compute a substitute level for such Basket Component Index in accordance with the procedures last used to calculate such Basket Component Index before any discontinuance. If a Successor Basket Component Index is selected or the Calculation Agent calculates a level as a substitute for such Basket Component Index as described below, the Successor Basket Component Index or level shall be used as a substitute for such Basket Component Index for all purposes, including the purpose of determining whether a Market Disruption Event exists.

If a Market Measure Publisher discontinues publication of a Basket Component Index before the Calculation Period and the Calculation Agent determines that no Successor Basket Component Index is available at that time, then on each Business Day (as defined below) until the earlier to occur of:

•	the determination of the Ending Value; and

•	a determination by the Calculation Agent that a Successor Basket Component Index is available,

the Calculation Agent shall determine the value that would be used in computing the Redemption Amount per Unit as described in the preceding paragraph as if that day were a Calculation Day. The Calculation Agent shall cause notice of each value to be published not less often than once each month in The Wall Street Journal or another newspaper of general circulation and arrange for information with respect to these values to be made available by telephone.

A “Business Day” is any day on which (i) each Basket Component Index or any Successor Basket Component Index, if any, that has not been discontinued, is calculated and published and (ii) with respect to each Basket Component Index, or any Successor Basket Component Index, which has been discontinued, a day on which the applicable exchanges listing the stocks of companies used to calculate a substitute level for such Basket Component Index following a discontinuance are open for trading.

General

All percentages resulting from any calculation on the Notes shall be rounded to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards. For example, 9.876545% (or .09876545) would be rounded to 9.87655% (or .0987655). All dollar amounts used in or resulting from any calculation shall be rounded to the nearest cent with one-half cent being rounded upward.

This Global Note is one of a duly authorized issue of the Company’s Medium-Term Notes, Series C, designated as Capped Leveraged Index Return Notes® Linked to a Global Equity Index Basket which are due on the Stated Maturity. The Notes are issued and to be issued under an indenture dated as of April 1, 1983, as amended and restated (the “Indenture”), between the Company and The Bank of New York Mellon (herein called the “Trustee”, which term includes any successor Trustee under the Indenture), to which Indenture and all indentures supplemental thereto reference is hereby made for a statement of the respective rights thereunder of the Company, the Trustee and the Holders of the Notes and the terms upon which the Notes are to be authenticated and delivered.

Unless the certificate of authentication hereon has been executed by or on behalf of the Trustee with respect to the Notes under the Indenture, or its successor thereunder, by the manual signature of one of its authorized officers, this Global Note shall not be entitled to any benefit under the Indenture or be valid or obligatory for any purpose.

The Notes are issuable only in registered form without coupons in the Denominations specified above. As provided in the Indenture and subject to certain limitations therein set forth, this Global Note is exchangeable for certificates representing notes of like tenor and of an equal Principal Amount as requested by the Holder surrendering the same. If (x) the Depository is at any time unwilling or unable to continue as depository and a successor depository is not appointed by the Company within 60 days, (y) the Company executes and delivers to the

Trustee a Company Order to the effect that this Global Note shall be exchangeable or (z) an Event of Default has occurred and is continuing with respect to this Global Note, this Global Note shall be exchangeable for certificates representing the Notes in definitive form of like tenor and of an equal Principal Amount in authorized denominations. Such definitive Notes shall be registered in such name or names as the Depository shall instruct the Trustee. If definitive Notes are so delivered, the Company may make such changes to the form of this Global Note as are necessary or appropriate to allow for the issuance of such definitive Notes.

In case an Event of Default with respect to this Global Note has occurred and is continuing, the amount payable to a Holder of this Global Note upon any acceleration permitted by the Notes, with respect to each Unit of this Global Note, shall be equal to the Redemption Amount per Unit, calculated as though the date of acceleration were the Stated Maturity.

In case of default in payment of this Global Note, whether on the Stated Maturity or upon acceleration, from and after such date this Global Note shall bear interest, payable upon demand of the Holders thereof, at the Default Rate (as defined below), to the extent that payment of interest shall be legally enforceable, on the unpaid amount due and payable on such date in accordance with the terms of this Global Note to the date payment of such amount has been made or duly provided for.

The “Default Rate” with respect to this Global Note shall equal the then current Federal Funds Rate, reset daily. “Federal Funds Rate” means:

(1)	the rate with respect to a particular interest determination date displayed on Reuters or any successor service on page FEDFUNDS1 under the heading “EFFECT” or any other page as may replace page FEDFUNDS1 on that service (“Reuters Page FEDFUNDS1”), or

(2)	if the rate referred to in clause (1) does not appear on Reuters Page FEDFUNDS1 or is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date for United States dollar federal funds as published in H.15 Daily Update, or other recognized electronic source used for the purpose of displaying the applicable rate, under the caption “Federal Funds (Effective)”, or

(3)	if the rate referred to in clause (2) is not published by 3:00 P.M., New York City time, on the related calculation date, the rate with respect to a particular interest determination date calculated by the Calculation Agent as the arithmetic mean of the rates for the last transaction in overnight United States dollar federal funds arranged by three leading brokers of United States dollar federal funds transactions in The City of New York, which may include the agent or its affiliates, selected by the Calculation Agent prior to 9:00 A.M., New York City time, on the Business Day following that interest determination date, or

(4)	if the brokers selected by the Calculation Agent are not quoting as mentioned in clause (3), the Federal Funds Rate for the Business Day preceding the particular interest determination date.

The Indenture permits, with certain exceptions as therein provided, the amendment thereof and the modification of the rights and obligations of the Company and the rights of the Holders of the Securities of each series to be affected under the Indenture at any time by the

Company and the Trustee with the consent of the Holders of not less than 66 2/3 % in aggregate principal amount of the Securities at the time Outstanding of each series affected thereby. Holders of specified percentages in aggregate principal amount of the Securities of each series at the time Outstanding, on behalf of the Holders of all Securities of each series, are permitted to waive compliance by the Company with certain provisions of the Indenture and certain past defaults under the Indenture and their consequences. Any such consent or waiver by the Holder of this Global Note shall be conclusive and binding upon such Holder and upon all future Holders of this Global Note and of any Note issued upon the registration of transfer hereof or in exchange herefor or in lieu hereof whether or not notation of such consent or waiver is made upon this Global Note.

No reference herein to the Indenture and no provision of this Global Note or of the Indenture shall alter or impair the obligation of the Company, which is absolute and unconditional, to pay the Redemption Amount per Unit and interest on this Global Note, if any, at the time, place and rate, and in the coin or currency, herein prescribed.

As provided in the Indenture and subject to certain limitations set forth therein and on the face hereof, the transfer of this Global Note may be registered on the Security Register of the Company, upon surrender of this Global Note for registration of transfer at the office or agency of the Company in the Borough of Manhattan, The City of New York, duly endorsed by, or accompanied by a written instrument of transfer in form satisfactory to the Company duly executed by, the Holder hereof or by his attorney duly authorized in writing, and thereupon one or more new certificates representing the Notes of authorized denominations of like tenor and for the same Principal Amount, shall be issued to the designated transferee or transferees.

Prior to due presentment of this Global Note for registration of transfer, the Company, the Trustee and any agent of the Company or the Trustee may treat the Person in whose name this Global Note is registered as the owner hereof for all purposes, whether or not this Global Note be overdue, and neither the Company, the Trustee nor any such agent shall be affected by notice to the contrary.

No service charge shall be made for any such registration of transfer or exchange, but the Company may require payment of a sum sufficient to cover any tax or other governmental charge payable in connection therewith.

The Company and each Holder and beneficial owner (by acceptance hereof) hereby agree (in the absence of an administrative determination, judicial ruling or other authoritative guidance to the contrary) to characterize and treat this Global Note for all tax purposes as a pre-paid cash-settled forward contract linked to the level of the Basket.

The Indenture and this Global Note shall be governed by and construed in accordance with the laws of the State of New York.

All terms used in this Global Note which are defined in the Indenture but not in this Global Note shall have the meanings assigned to them in the Indenture.

IN WITNESS WHEREOF, the Company has caused this instrument to be duly executed under its corporate seal.

Dated: December 9, 2008

CERTIFICATE OF AUTHENTICATION This is one of the Securities of the series designated therein referred to in the within-mentioned Indenture.	Merrill Lynch & Co., Inc.

[Copy of Seal]

The Bank of New York Mellon, as Trustee	By:
Assistant Treasurer

By:	Attest:
Authorized Officer		Secretary

ASSIGNMENT/TRANSFER FORM

FOR VALUE RECEIVED the undersigned registered Holder hereby sell(s), assign(s) and transfer(s) unto (insert

Taxpayer Identification No.)

(Please print or typewrite name and address including postal zip code of assignee)

the within Note and all rights thereunder, hereby irrevocably constituting and appointing                                          attorney to transfer said Note on the books of the Company with full power of substitution in the premises.

Date:
NOTICE: The signature of the registered Holder to this assignment must correspond with the name as written upon the face of the within instrument in every particular, without alteration or enlargement or any change whatsoever.